Exhibit 5.1
April 20, 2009
Lennar Corporation
700 Northwest 107th Avenue
Miami, FL 33172
Ladies and Gentlemen:
We have acted as counsel to Lennar Corporation (“Lennar”) in connection with (i) a registration statement on Form S-3 (File No. 333-159124) (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”), filed by Lennar with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Prospectus Supplement, dated April 20, 2009 (the “Prospectus Supplement”), filed by Lennar with the Commission relating to the issuance and sale by Lennar of shares of its Class A common stock, par value $0.10 per share, having an aggregate offering price of up to $275,000,000 and which shall not exceed 35,714,286 shares (the “Shares”) in accordance with distribution agreements, dated as of April 20, 2009 (the “Distribution Agreements”), between Lennar and each of J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as agents.
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by Lennar pursuant to the Distribution Agreements will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to Lennar’s Current Report on Form 8-K dated April 20, 2009 and to the incorporation by reference of this opinion in the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving that consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ Clifford Chance US LLP